Exhibit 10.1

Vail Banks, Inc.

May 31, 2006
E. B. Chester
Vail Banks, Inc.
0015 Benchmark Road, Suite 300
P.O. Box 6580
Avon, Colorado 81620

Dear E. B.:

This letter agreement (this “Agreement”) is to confirm the agreements, arrangements and understandings relating to the payments that you will become entitled to receive in connection with the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) by and among U.S. Bancorp, Powder Acquisition Corp., and Vail Banks, Inc. (the “Company”), dated May 31, 2006. The agreements, arrangement and understandings contained herein supersede in their entirety each of the Change in Control Severance Payment Agreement between you and the Company, dated as of November 19, 1999 (the “CIC Agreement”) and the Compensation Agreement between you and the Company, dated as of January 1, 2004 (the “Compensation Agreement”). The commitments set forth in this letter agreement are subject to the consummation of the Merger (as defined in the Merger Agreement). All terms not otherwise defined herein shall have the meaning given to them in the Merger Agreement.

1.
CIC Agreement Payment. Subject to your execution and non-revocation of a release of claims against the Company and its affiliates in a form mutually agreed upon between you and the Company, immediately following the occurrence of the Closing, the Company shall make a lump sum cash payment to you equal to $463,500 pursuant to Sections 4(a)(i) and 4(a)(iv) of the CIC Agreement and in full satisfaction of the Company’s obligations under the CIC Agreement.

2.
Compensation Agreement Payment. Subject to your execution and non-revocation of a release of claims against the Company and its affiliates in a form mutually agreed upon between you and the Company, and subject to the occurrence of the Closing, as of January 2, 2007 or such earlier date that complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder, the Company shall make a lump sum cash payment to the Executive in an amount equal to $712,737 pursuant to Sections 8(a), (c), (d), (i) and (j) of the Compensation Agreement.

3.
Benefits. While you are employed by the Company and its affiliates and for three years (or such shorter period of time necessary to comply with Section 409A of the Code) following your involuntary termination of employment by the Company without “Cause” (as defined in Section 11 of the Compensation Agreement), you will be entitled to receive the benefits described in Sections 8(b), (e) and (f) of the Compensation Agreement. The payments set forth in paragraph 2 above and the benefits set forth in this paragraph 3 shall be in full satisfaction of the Company’s obligations under the Compensation Agreement.

4.
Section 280G Gross-Up Payment. Notwithstanding anything to the contrary contained herein, the provisions of Section 10 (“Tax Gross Up Payment”) of the Compensation Agreement shall be incorporated herein by reference, as if restated herein in their entirety. Section 10 of the Compensation Agreement will apply to all payments received by you pursuant to this Agreement. The provisions of this Section 4 shall survive the termination of the Compensation Agreement. The aggregate amount of all Severance Tax Payments and Gross-Up Payments (each as defined in the Compensation Agreement) payable under Section 10 of the Compensation Agreement are currently expected to be approximately $1,873,000.

5.
Entire Agreement. This Agreement contains the entire understanding of the parties in respect of their subject matter and supersedes upon its effectiveness all other prior plans, arrangements, agreements and understandings, including, without limitation, the CIC Agreement and the Compensation Agreement (the “Prior Agreements”). The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

In the event that the Merger Agreement is terminated, this Agreement shall be void ab initio and of no further force and effect and the Prior Agreements shall remain fully in effect. This Agreement may not be amended without the prior written consent of U.S. Bancorp.

Please sign below to indicate your acknowledgment and acceptance of the agreements set forth herein.

Very truly yours,

VAIL BANKS, INC.

By: /s/ Lisa M. Dillon
Name:Lisa M. Dillon
Title:Vice Chairman

Acknowledged and Accepted:

/s/ E.B. Chester
E. B. Chester